Exhibit 99.1

To ERHC Shareholders:

Thank you for your patience and continued support as we continue to work toward maximizing shareholder value. I am happy to have this opportunity to update those interested in ERHC Energy on the company's activities in recent weeks and months.

As you may have read in the news release issued last week, ERHC Energy's board of directors has accepted the resignations of President, CEO and Director Walter Brandhuber and Vice President, CFO and Director Franklin Ihekwoaba. We wish both gentlemen well in their future endeavors. The board is confident that ERHC will not lose momentum as the search for a new CEO and a new CFO goes on.

As a board member of ERHC for the past five years, I am familiar with the significant challenges the company has been facing. I am also keenly aware of ERHC's tremendous possibilities. I want to make it clear: I believe in this company and so does every member of the board.

Our normal business operations continue unabated. ERHC continues to pursue its business plan and the opportunity to develop its rights in the Joint Development Zone (JDZ). ERHC is in the enviable position of having a meaningful carried working interest in three blocks in the JDZ. Earlier this year, we announced that a subsidiary had entered into production sharing contracts (PSCs) in Blocks 2, 3 and 4 of the JDZ. ERHC now has the following carried working interests:

      Block 2:    22%
      Block 3:    10%
      Block 4:    17.7%

Further, ERHC has the potential for an additional three blocks in the JDZ and two blocks in the exclusive territorial waters of Sao Tome (the Exclusive Economic Zone - EEZ).

ERHC has come a long way. Our pioneering efforts in Sao Tome & Principe in the late 1990s culminated in the award of option interests in what eventually became the JDZ. Those option interests were in turn the foundation for the partnerships in which we bid for and obtained additional interests in the JDZ blocks.

ERHC's foray into the region in the late 1990s resulted from a belief in the potential of the region and determination to actualize that belief. Over the years, our interests were subjected to renegotiation and several revisions. We continue to be emboldened by the faith and perseverance of our shareholders, the `ERHC family,' who have stuck with us through those trying times and continue to do so.

With the signing of the PSCs earlier this year, we received cash bonuses of $45.9 million by the end of the first quarter of 2006. The receipt of bonuses had been announced by earlier filings. The receipts were a significant step in the right direction for ERHC given our cash-flow position previously.


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Those who have followed us closely will realize that on the governance front,
ERHC's board has taken far-reaching steps in the past 18 months to strengthen our governance structures. Our stock trades on the OTC Bulletin Board but ERHC has of its own volition aspired to more stringent governance standards. Last year, board committees made up entirely of independent directors were constituted to oversee compensation, governance and nominations. This year, the audit committee was reconstituted to ensure that it was headed by a financial expert and made up solely of independent directors.

I also want to assure you that the recent resignations were not related to the investigations surrounding the Company's activities in the JDZ. With the guidance of Akin Gump Strauss Hauer & Feld LLP, ERHC Energy continues to work with the U.S. Department of Justice in connection with the Department's investigation. Specifically, here are steps we have taken:

o The Department of Justice agreed to our request to return to ERHC a complete copy set of all paper documents seized in the Government's May 4, 2006 search of ERHC's Houston office. ERHC has received a full copy set of these business documents.

o ERHC filed suit in federal district court in Texas in June. The lawsuit sought to protect the company's attorney-client privileged documents and to allow ERHC counsel to determine the factual basis for the Justice Department's search warrant affidavit, which is currently under seal. Although the judge has now ordered that the affidavit remain under seal, his ruling requires the Justice Department to provide a neutral taint team to review all seized documents and to identify those that may be privileged. The ruling also provides the company with the right to challenge the Justice Department's privilege determinations in court.

o The attorneys of Akin Gump Strauss Hauer & Feld LLP are also assisting in our response to a related U.S. Securities and Exchange Commission (SEC) subpoena issued on May 9, 2006. ERHC intends to comply fully with the SEC subpoena.

Looking ahead, while ERHC is certainly focused on maximizing its value through exploration and exploitation of oil and gas reserves in the Gulf of Guinea, we are not a one dimensional company. Through disciplined financial management and a focused acquisition strategy, we intend to identify, acquire and explore high quality prospects wherever we have a competitive advantage.

Ultimately, ERHC's long-term plan is to keep administrative costs to a minimum by entering into production sharing agreements and to utilize cash flow from operations to acquire a geographically diversified portfolio of producing and development projects and low to medium risk exploration properties.

Again, thank you for your patience and ongoing support. Although we have not been able to respond to every inquiry, we do understand the importance of getting our message out. I hope that this letter illustrates our commitment to do so.

Sincerely,


Nicolae Luca
Acting Chief Executive Officer